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                                                    EXHIBIT 10(e)











                            H&R BLOCK

                    DEFERRED COMPENSATION PLAN

                          FOR EXECUTIVES





                [As Amended Through March 9, 1994]


              [Incorporating Amendments 1 through 5]

                        TABLE OF CONTENTS

                           H & R BLOCK
                    DEFERRED COMPENSATION PLAN
                          FOR EXECUTIVES

                                                             Page

ARTICLE 1  DEFERRED COMPENSATION ACCOUNT  . . . . . . . . . .   1

     Section 1.1    Establishment of Account  . . . . . . . .   1
     Section 1.2    Property of Company . . . . . . . . . . .   1

ARTICLE 2  DEFINITIONS, GENDER, AND NUMBER  . . . . . . . . .   1

     Section 2.1    Definitions . . . . . . . . . . . . . . .   1
     Section 2.2    Gender and Number . . . . . . . . . . . .   6

ARTICLE 3  PARTICIPATION  . . . . . . . . . . . . . . . . . .   6

     Section 3.1    Who May Participate . . . . . . . . . . .   6
     Section 3.2    Time and Conditions of Participation  . .   7
     Section 3.3    Termination of Participation  . . . . . .   7
     Section 3.4    Missing Persons . . . . . . . . . . . . .   7
     Section 3.5    Relationship to Other Plans . . . . . . .   7

ARTICLE 4  ENTRIES TO THE ACCOUNT . . . . . . . . . . . . . .   8

     Section 4.1    Contributions . . . . . . . . . . . . . .   8
     Section 4.2    Crediting Rate  . . . . . . . . . . . . .   9
     Section 4.3 Crediting Rate Upon Retirement, Death, Disability or Termination of Employment
                    with all Affiliates as a Result of a
                    Change of Control . . . . . . . . . . . .  11
     Section 4.4    Crediting Rate Upon Resignation or
                    Discharge . . . . . . . . . . . . . . . .  11

ARTICLE 5  VESTING  . . . . . . . . . . . . . . . . . . . . .  12

     Section 5.1    Participant Deferrals and Vesting
                    Schedule for Company Contributions  . . .  12
     Section 5.2    Exceptions to Vesting Schedule  . . . . .  12

ARTICLE 6  DISTRIBUTION OF BENEFITS . . . . . . . . . . . . .  13

     Section 6.1    Payments After Termination of Employment.  13
     Section 6.2    Form of Benefits Upon Retirement or
                    Disability  . . . . . . . . . . . . . . .  13
     Section 6.3    Form of Benefits Upon Resignation or
                    Discharge . . . . . . . . . . . . . . . .  14

     Section 6.4    Amount of Benefit . . . . . . . . . . . .  14
     Section 6.5    Time of Payment . . . . . . . . . . . . .  15
     Section 6.6    Death Benefits  . . . . . . . . . . . . .  16
     Section 6.7    Hardships . . . . . . . . . . . . . . . .  18
     Section 6.8    Claims Procedure  . . . . . . . . . . . .  19
     Section 6.9    Alternate Forms of Benefit Distribution .  20
     Section 6.10   Distributions on Plan Termination . . . .  20

ARTICLE 7  FUNDING  . . . . . . . . . . . . . . . . . . . . .  20

     Section 7.1    Source of Benefits  . . . . . . . . . . .  20
     Section 7.2    No Claim on Specific Assets . . . . . . .  20

ARTICLE 8  ADMINISTRATION AND FINANCES  . . . . . . . . . . .  20

     Section 8.1    Administration  . . . . . . . . . . . . .  20
     Section 8.2    Powers of Committee . . . . . . . . . . .  21
     Section 8.3    Actions of the Committee  . . . . . . . .  21
     Section 8.4    Delegation  . . . . . . . . . . . . . . .  21
     Section 8.5    Reports and Records . . . . . . . . . . .  21


ARTICLE 9  AMENDMENTS AND TERMINATION . . . . . . . . . . . .  22

     Section 9.1    Amendments  . . . . . . . . . . . . . . .  22
     Section 9.2    Termination . . . . . . . . . . . . . . .  22
     Section 9.3    Accelerated Vesting.  . . . . . . . . . .  23

ARTICLE 10  ACCELERATED VESTING . . . . . . . . . . . . . . .  23

     Section 10.1   Accelerated Vesting . . . . . . . . . . .  23
     Section 10.2   Change in Control . . . . . . . . . . . .  23

ARTICLE 11  MISCELLANEOUS . . . . . . . . . . . . . . . . . .  23

     Section 11.1   No Guarantee of Employment  . . . . . . .  23
     Section 11.2   Individual Account Plan . . . . . . . . .  23
     Section 11.3   Release . . . . . . . . . . . . . . . . .  24
     Section 11.4   Notices . . . . . . . . . . . . . . . . .  24
     Section 11.5   Non-Alienation  . . . . . . . . . . . . .  24
     Section 11.6   Tax Liability . . . . . . . . . . . . . .  24
     Section 11.7   Captions  . . . . . . . . . . . . . . . .  24
     Section 11.8   Applicable Law  . . . . . . . . . . . . .  24

     SCHEDULE A - MINIMUM ANNUAL DEFERRAL . . . . . . . . . .  25

     SCHEDULE B - ANNUAL ADMINISTRATIVE CHARGES . . . . . . .  26

                            H&R BLOCK

                    DEFERRED COMPENSATION PLAN

                          FOR EXECUTIVES


     H&R Block, Inc. (the "Company") hereby establishes, effective August 1, 1987, a nonqualified deferred compensation plan for the benefit of specified Executives of the Company, and of the following affiliates of the Company: CompuServe Incorporated, Personnel Pool of America, Inc., Path Management Industries, Inc. and such other entities as may be designated by the Company from time to time. This plan shall be known as the H&R Block Deferred Compensation Plan for Executives (the "Plan"). The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees as described in Sections 201(2), 301 (a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").


             ARTICLE 1  DEFERRED COMPENSATION ACCOUNT

     Section 1.1 Establishment of Account. The Company shall establish an account ("Account") for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred compensation to be paid under the Plan.

     Section 1.2 Property of Company and Participating Affiliates. Any amounts so set aside for benefits payable under the Plan are the property of the Company and its participating affiliates ("Participating Affiliates"), except, and to the extent, of any assignment of such assets to an irrevocable trust.


            ARTICLE 2  DEFINITIONS, GENDER, AND NUMBER

     Section 2.1 Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

          2.1.1 "Account" means the device used to measure and determine the amount of deferred compensation to be paid to a Participant or Beneficiary under the Plan, and may refer to the separate Accounts that represent amounts deferred by a Participant under separate Permissible Deferral elections or by the Company pursuant to Section 4.1.

          2.1.2 "Affiliates" or "Affiliate" means a group of entities, including the Company, which constitutes a controlled group of corporations (as defined in section 414(b) of the Code), a group of trades or businesses (whether or not incorporated) under common control (as defined in section 414(c) of the Code), and members of an affiliated service group (within the meaning of section 414(m) of the Code.)

          2.1.3 "Age" of a Participant means the number of whole calendar years that have elapsed since the date of the Participant's birth.

          2.1.4 "Annual Deferral Amount" means the amount a Participant elects to defer each Plan Year under a Permissible Deferral. The Annual Deferral Amount is equal to an amount or percentage of Base Salary that is not less than the "minimum annual deferral" determined from Schedule A attached hereto (and as it may be amended from time to time by the Company) and not greater than the "maximum deferral amount" which shall be 35% of the Participant's Base Salary.

          2.1.5 "Base Salary" of a Participant for any Plan Year means the total annual salary and wages paid by all Affiliates to such individual, as determined as of the later of July 1, 1987 or the date on which the Participant first becomes eligible to participate in the Plan, including any amount which would be included in the definition of Base Salary, but for the individual's election to defer some of his or her salary pursuant to this Plan or some other deferred compensation plan established by an Affiliate; but excluding any other remuneration paid by Affiliates, such as overtime, net commissions, bonuses, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits payable in a form other than cash. In the case of an individual who is a participant in a plan sponsored by an Affiliate which is described in Section 401(k) of the Code, the term Base Salary shall include any amount which would be included in the definition of Base Salary, but for the individual's election to reduce his salary and have the amount of the reduction contributed to the 401(k) plan on his behalf.

          2.1.6 "Beneficiary" or "Beneficiaries" means the persons or trusts designated by a Participant in writing pursuant to Section 6.6.4 of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 6.6.5 of the Plan.

          2.1.7 "Board" means the Board of Directors of the Company as constituted at the relevant time.

          2.1.8 "Bonus" or "Bonuses" of a Participant for any Plan Year means the total remuneration paid under the various annual management bonus programs ("annual bonuses") by Affiliates to such individual for that Plan Year including any amount which would be included in the definition of Bonus, but for the individual's election to defer some or all of his or her annual bonus pursuant to this Plan or some other deferred compensation plan established by an Affiliate; but excluding any other remuneration paid by Affiliates, such as Base Salary, overtime, net commissions, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits payable in a form other than cash.

          2.1.8a "Closing Price" means the closing price of the Company's Common Stock on the New York Stock Exchange as of the applicable date; provided, however, that if no closing price is available for such date, "Closing Price" means the closing price of the Company's Common Stock as of the next most recent date for which a price is available.

          2.1.9 "Code" means the Internal Revenue Code of 1986, as amended from time to time and any successor statute.
     References to a Code section shall be deemed to be to that section or to any successor to that section.

          2.1.10 "Committee" means the Compensation Committee of the Company's Board.

          2.1.10a "Common Stock" means the common stock of the Company.

          2.1.11  "Company" means H&R Block, Inc.

          2.1.12  "Company Contribution" or "Company
     Contributions" means the sum of (a) the Company Matching
     Contributions described in Section 4.1.2, and (b) the additional Company contributions described in Section 4.1.3.

          2.1.13 "Completed Deferral Cycle" means total deferrals made and completed as specified by the Participant in his or her Permissible Deferral election either for four
     (4) or eight (8) consecutive Plan Years, if pursuant to
     Section 2.1.23(a), or for four (4), five (5), six (6), seven
     (7) or eight (8) consecutive Plan Years if pursuant to
     Section 2.1.23(b).

          2.1.13a "Deferred Compensation Unit" means a unit equal in value to one share of Common Stock and posted to a Partici-pant's Account for the purpose of measuring the benefits payable under the Plan.

          2.1.14 "Disabled" or "Disability" with respect to a Participant shall have the same definition as in the Company's then existing long term group disability insurance program.

          2.1.15 "Early Retirement Date" of a Participant means the first day of the first calendar month commencing on or after the date on which (a) the Participant has reached Age 55 while in the employ of an Affiliate; (b) the Participant has completed at least ten (10) Years of Service; and (c) the Participant has a Completed Deferral Cycle.

          2.1.16 "Effective Date" means the date on which this Plan became effective, i.e., August 1, 1987.

          2.1.17 "Enrollment Period" for a Plan Year commencing on January 1 means the immediate preceding period of October 1 through December 15. For the Plan Year for Group A Participants commencing May 1, 1990, the "Enrollment Period" means the period from February 15, 1990 to April 15, 1990.

          2.1.18 "Executive" means a person with substantial responsibility in the management of a Participating
     Affiliate employed on a full-time basis by that Participating Affiliate.

          2.1.19 "Hours of Service" means hours of service determined in accordance with the provisions of the then existing H&R Block, Inc. Employee Profit Sharing Retirement
     Plan.

          2.1.20 "Normal Retirement Date" of a Participant means the last day of the calendar month in which the Participant reaches the Age of 65 while in the employ of an Affiliate and has a Completed Deferral Cycle.

          2.1.21  "Participant" means an Executive who is
     eligible to participate in the Plan and has elected to participate in the Plan.

          2.1.22 "Participating Affiliate" or "Participating Affiliates" means the Company and the following indirect subsidiaries of the Company: HRB Management, Inc., H&R Block Tax Services, Inc., CompuServe Incorporated, Block Financial Corporation, and MECA Software, Inc., and the U.S. subsidiaries of such indirect subsidiaries; and such other entities as may be designated as such by the Company from time to time.

          2.1.23  "Permissible Deferral" means one of the
     following options as selected by the Participant:

               (a)  for Participants under Age 55 as of the
          first day of a Plan Year, a deferral in that Plan

          Year and each of the next three (3) or seven (7) consecutive Plan Years of an Annual Deferral
          Amount.

               (b)  for Participants Age 55 or older as of
          the first day of a Plan Year, a deferral in that Plan Year and each of the next three (3), four
          (4), five (5), six (6), or seven (7) consecutive
          Plan Years of an Annual Deferral Amount.

          The aggregate of all deferrals may not exceed two hundred eighty percent (280%) of Base Salary. All deferrals must be completed by the Plan Year in which the Participant attains Age 70.

          In general, deferrals are made from Base Salary. However, if a Participant has elected to make deferrals from Base Salary, he or she may use Bonuses to "prepay" Annual Deferral Amounts as described below. Deferrals under this section must specify the percentages (stated as integers) or dollar amounts of the deferral that are intended to be deducted from Base Salary and Bonus, respectively.
     Deferrals made from Base Salary shall be made in installments, as instructed by the Participant and approved by the Committee, and shall be applied to the Annual Deferral Amount for the Plan Year in which the deferrals are made. Deferrals made from Bonuses shall be made in a single sum deferral at the time that the Bonus would otherwise be paid to the Participant and shall be applied to Annual Deferral Amounts such that the amounts designated to be deferred last from Base Salary under a Permissible Deferral election are paid first by the deferred Bonus. For example, if a Participant elects a four-year Permissible Deferral, Bonuses deferred in year one are applied first towards the Annual Deferral Amount for year four and the excess, if any, to the annual Deferral Amount for year three, then to year two, and so on. If, in our example, the Participant's Bonus deferral in year one was not sufficient to pay the entire Annual Deferral Amount for year four, and the Participant again elected to defer some or all of a Bonus in year two, the amounts deferred would be applied first to any amount remaining in the Annual Deferral Amount for year four, and any excess would be applied toward the Annual Deferral Amount for year three. Each installment of a deferral shall be rounded to the nearest whole dollar amount. Deferrals from Base Salary will be adjusted for any year in which a Bonus deferral has prepaid a portion of that year's Annual Deferral Amount. Elections to defer from Bonuses shall be made annually during the Enrollment Period prior to the Plan Year during which the Bonus would otherwise be paid to the Participant.

          2.1.24  "Plan" means the "H&R Block Deferred
     Compensation Plan for Executives" as set forth herein and as amended or restated from time to time.

          2.1.25 "Plan Year" means the calendar year (i) for all Permissible Deferrals elected by Group B Participants, and
     (ii) for Permissible Deferrals of Group A Participants elected to commence January 1, 1991 or later. For Permissible Deferrals of Group A Participants elected to commence on or before May 1, 1990, "Plan Year" means the twelve month period ending each April 30.

          2.1.26 "Smoker" or "Smokers" with respect to any Permissible Deferral election means any individual who has smoked at least one cigarette within a twelve (12) month period ending on the date on which such individual makes the Permissible Deferral election.

          2.1.27  "Standard Form of Benefit" as to any
     Participant means semimonthly payments for a fifteen (15) year period.

          2.1.28  "Trust" means the H&R Block, Inc. Deferred
     Compensation Trust Agreement.

          2.1.29  "Years of Service" means the number of
     consecutive Plan Years (including years prior to the Effective Date of this Plan) for which the Participant had at least 1,000 Hours of Service.

     Section 2.2  Gender and Number.  Except as otherwise
indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.


                     ARTICLE 3  PARTICIPATION

     Section 3.1 Who May Participate. Participation in the Plan is limited to Group A and Group B Participants, described as follows:

          3.1.1  "Group A Participants" are Executives of the
     Company at Grade 26 and above, or with the title of Director, employed at Corporate Headquarters or Tax
     Operations, and Executives of Participating Affiliates, other than the Company, at comparable levels as determined by the Committee.

          3.1.2 "Group B Participants" are Executives who do not qualify as Group A Participants, but who are designated by the Committee as eligible to participate in the Plan.

     Section 3.2 Time and Conditions of Participation. An eligible Executive shall become a Participant only upon (a) the individual's completion of a Permissible Deferral election for the succeeding Plan Year or Plan Years during an Enrollment Period, in accordance with a form established by the Company from time to time, and (b) compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan. An individual may make a Permissible Deferral election for any succeeding Plan Year or Years during an Enrollment Period provided the total Permissible Deferral elections do not exceed the limitation set forth in Section 2.1.23.

     Section 3.3 Termination of Participation. Once an individual has become a Participant in the Plan, participation shall continue until the first to occur of (a) payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan, or (b) the occurrence of an event specified in
Section 3.4 which results in loss of benefits, or (c) for a Group B Participant, having an Annual Deferral Amount that causes the Participant's Base Salary and Bonus for the Plan Year, after reduction for the Annual Deferral Amount, to be less than ninety-nine percent (99%) of the United States Social Security Contribution and Benefit Base determined under Section 230 of the Social Security Act for such Plan Year. A Group B Participant whose participation in the Plan is terminated under clause (c) of the preceding sentence shall be deemed for purposes of all Plan provisions (including Section 4.4, Section 5.1 and Section 6.3) to have voluntarily terminated employment with the Company as of the date the Participant's Plan participation is terminated.
Such a Participant may then reenter the Plan during the following Enrollment Period, assuming the Participant continues to be eligible to participate in the Plan as provided in Section 3.1. Except as otherwise specified in the Plan, the Company may not terminate an individual's participation in the Plan.

     Section 3.4 Missing Persons. If the Company is unable to locate the Participant or his Beneficiary for purposes of making a distribution, the amount of a Participant's benefits under this Plan that would otherwise be considered as non-forfeitable shall be forfeited effective four (4) years after (a) the last date a payment of said benefit was made, if at least one such payment was made, or (b) the first date a payment of said benefit was directed to be made by the Company pursuant to the terms of the Plan, if no payments had been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

     Section 3.5 Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which such Participant would otherwise be eligible.


                ARTICLE 4  ENTRIES TO THE ACCOUNT

     Section 4.1  Contributions.

          Section 4.1.1 Deferrals. During each Plan Year, if the Participant elects the fixed or variable crediting rate option for measuring the performance of the Account under
     Section 4.2, the Company shall post to the Account of such Participant the amount of Base Salary and Bonuses to be deferred as designated by the Participant's Permissible Deferral election in effect for that Plan Year. Deferrals from Base Salary shall be posted by pay period and deferrals from Bonuses shall be posted annually at the time the Bonus would otherwise have been paid to the Participant.

          During each Plan Year, if the Participant elects the Common Stock crediting rate option for measuring the perfor-mance of the Account under Section 4.2, the Company shall post to the Account of such Participant a number of Deferred Compensation Units equivalent to the amount of Base Salary and Bonuses to be deferred as designated by the Participant's Permissible Deferral election in effect for that Plan Year. Deferrals from Base Salary (and the corresponding number of Deferred Compensation Units) shall be posted by pay period and deferrals from Bonuses (and the corresponding number of Deferred Compensation Units) shall be posted annually at the time the Bonus would otherwise have been paid to the Participant. The number of Deferred Compensation Units posted for each calendar month shall be calculated by dividing: (i) the dollar amount deferred during that month; by (ii) the Closing Price on the first business day of the following calendar month.

          Section 4.1.2 Company Matching Contributions. The Company shall post Matching Contributions to the Account of each participant as follows. For each $1.00 of Base Salary or Bonus deferred pursuant to Section 4.1.1, the Company shall post an additional .50 to the Participant's Account, provided, however, that the total of all Matching Contributions made pursuant to this Section 4.1.2 shall not exceed one hundred forty percent (140%) of Base Salary. Matching Contributions shall be posted at the same time as the deferrals for which the Matching Contributions are made.

          Section 4.1.3 Additional Company Contributions. The Company shall also post to the Account of each Participant once each Plan Year the difference, if any, between (a) the amount for that Plan Year which would have been contributed on behalf of the Participant to any profit sharing plan which is deemed to be a "qualified plan" under the Code if the Participant had not made a Permissible Deferral election under the Plan; and (b) the amount for that Plan Year contributed on behalf of the Participant to such a plan.

          Section 4.1.4 Disability. During the first 90-day period in which a Participant is Disabled, deferrals and Company Contributions shall continue to be posted as described in Sections 4.1.1, 4.1.2 and 4.1.3. If a Participant continues to be Disabled after such 90-day period, deferrals will cease but Company Contributions will continue for the balance of the Participant's Permissible Deferral period as if the Participant's deferrals had continued. A Participant may resume deferrals upon his or her return to work.

          Section 4.1.5 Special 1987 Election. A Participant may elect to adjust his or her salary deferrals so that all salary deferrals which would have been made during the first Plan Year are made in the calendar year ending December 31, 1987. If a Participant makes this election, no deferrals from Base Salary or Bonuses will be made for the period beginning January 1, 1988 and ending April 30, 1988.

     Section 4.2 Crediting Rate. Gains or losses shall be posted to the Account in accordance with the Participant's irrevocable election of an investment option which will be a reference for measuring the performance of the Account, as modified, if applicable, by Section 4.4. The Company intends to measure the performance of the Account in accordance with the Participant's election but reserves the right to do otherwise. The election shall be made concurrently with the Permissible Deferral election. The Participant shall elect one of the following investment options: (i) a fixed rate as described in 4.2.1, (ii) a variable rate as described in 4.2.2, or (iii) a Common Stock crediting rate as described in 4.2.3. A separate irrevocable election shall be made for each Permissible Deferral election.

          Section 4.2.1.  Fixed Rate.  Except as specified in
     Section 4.2.4, if a Participant elects a fixed rate, the interest will be compounded on a daily basis and posted to the Participant's Account per each pay period at an effective annual yield equal to the rate of ten-year United States Treasury notes. The rate will be determined once each Plan Year and will be the rate in effect as of April 30 of the year prior to the Plan Year to which it applies, as published by Salomon Brothers Inc., or any successor thereto, or as determined by the Chief Financial Officer of the Company.

          Section 4.2.2  Variable Rate.  Except as specified in
     Section 4.2.4, if a Participant elects a variable rate, the Participant's Account will be credited or debited as if the

     Account balance were invested in one or more funds selected by the Company in the proportions elected by the Participant. Statements will be provided on a quarterly basis. Initially the funds will be from the Pruco Variable Appreciable Life Insurance Contracts and include the Common Stock Portfolio, the Aggressively Managed Flexible Portfolio, the Conservatively Managed Flexible Portfolio, the Money Market Portfolio, the Bond Portfolio, the High Yield Bond Portfolio and the Real Property Account. Participants may elect to have their Accounts treated as if they were invested in one or more of the funds selected, provided the election is in at least ten percent (10%) increments of the Account. Participants may change their measuring fund elections up to four (4) times in any calendar year by giving the Committee written notice of such change on a form provided by the Company for that purpose. Upon receipt of such notice, the Committee will effect the change within two (2) business weeks. The Participant's Account will be reduced by the annual administrative charge set forth on Schedule B attached hereto, which may be amended from time to time by the Committee.

          Section 4.2.3. Common Stock Crediting Rate. If a Participant elects the Common Stock crediting rate, the Participant's Account will be valued as if his or her Account were invested in shares of Common Stock equal to the number of Deferred Compensation Units posted to his or her Account. The value of a Participant's Account will vary with the value of the Company's Common Stock. The Participant's Account will be credited, as of the applicable dividend payment date, with additional Deferred Compensation Units equal in value to any dividends declared on the Company's Common Stock based on the number of Deferred Compensation Units posted to the Participant's Account as of the record date with respect to the declaration of such dividend. As of any date of valuation, the value of a Participant's Account will be equal to the value (at the Closing Price on such date) of the number of shares of Common Stock represented by the Deferred Compensation Units credited to the Account as of that date.

          Section 4.2.4 Crediting for Smokers. The crediting rate under Sections 4.2.1 and 4.2.2 for Smokers shall be reduced by four tenths of one percent (.4%) annually. The Committee may, in its discretion, waive the reduction required by this Section 4.2.4 for an individual classified as a Smoker with respect to a Permissible Deferral election if the Committee receives a request for such a waiver, on a form provided by the Company for that purpose, from such individual which certifies that he or she has not smoked a cigarette within a twelve (12) month period ending on the date the request is submitted. Such a request may be submitted no sooner than twelve (12) months following the date on which the Permissible Deferral election is made.

     Section 4.3 Crediting Rate Upon Retirement, Death, Disability or Termination of Employment with all Affiliates as a Result of a Change of Control. If a Participant terminates employment at or after Normal Retirement Date or Early Retirement Date, or is Disabled, gains and losses shall be credited as described in Section 4.2 to that Participant's Accounts. If a Participant dies prior to termination of employment, gains and losses shall be credited, to date of death, as described in
Section 4.2 to that Participant's Accounts. If a Participant terminates employment with all Affiliates before Normal Retirement Date or Early Retirement Date as a result of a Change of Control, gains and losses to all of that Participant's Accounts, regardless of whether or not such Accounts represent Completed Deferral Cycles, shall be credited as described in
Section 4.2 up to the date of the Change of Control and crediting for such Accounts after the date of the Change of Control shall be at an interest rate set annually by the Chief Financial Officer of the Company in his discretion, which shall not be less than the rate then payable on Investment Savings Accounts of $1,000 or less at Commerce Bank of Kansas City, N.A., Kansas City, Missouri, or any successor thereto.

     Section 4.4  Crediting Rate Upon Resignation or Discharge.

          Section 4.4.1 Except as described in Section 4.4.2, if a Participant terminates employment with all Affiliates before Normal Retirement Date or Early Retirement Date for reasons other than death, Disability or a Change of Control, gains and losses shall be credited as described in Section
     4.2 up to the date of termination of employment to that Participant's Accounts that represent Completed Deferral Cycles. Crediting for Accounts that do not represent Completed Deferral Cycles and crediting after the date of termination of employment for Accounts that represent Completed Deferral Cycles shall be at an interest rate set annually by the Chief Financial Officer of the Company in his discretion, which shall not be less than the rate then payable on Investment Savings Accounts of $1,000 or less at Commerce Bank of Kansas City, N.A., Kansas City, Missouri, or any successor thereto.

          Section 4.4.2 If a Participant terminates employment on or after Age 55 having completed at least ten (10) Years of Service, but all Permissible Deferrals do not satisfy a Completed Deferral Cycle, the Participant will be deemed to have a Completed Deferral Cycle for all Permissible Deferrals if the Participant elects either:

               (a)  in compliance with terms and conditions
          as established from time to time by the Committee to defer sufficient additional Base Salary and/or
          Bonuses (to be earned prior to termination and subsequent to such election) to complete the deferral elected under Section 3.2; or

               (b)  to have the such Permissible Deferrals
          constitute a reduced Completed Deferral Cycle, provided such Permissible Deferrals satisfy a minimum amount, as determined by the Committee.

     A Participant must make the election described in (b) of this paragraph no later than thirty (30) days following termination of employment. In the event the Participant fails to make either election described in this Section 4.4.2, his or her Account will be credited in the manner described in Section 4.4.1.


                        ARTICLE 5  VESTING

     Section 5.1 Participant Deferrals and Vesting Schedule for Company Contributions. Participant deferrals pursuant to Section
4.1.1 are fully vested immediately. The Participant's interests in any Company Contributions described in Section 4.1.3 shall vest according to the vesting schedule contained in the profit sharing plan to which such Company Contributions relate. The Participant's interests in the Company Matching Contributions under Section 4.1.2 shall vest according to the following schedule:

                                   Percentage of
                               Company Contributions
     Years of Service                  Vested
     ----------------              ---------------
     Less than 2                       None
          2                             20%
          3                             30%
          4                             40%
          5                             50%
          6                             60%
          7                             70%
          8                             80%
          9                             90%
         10                            100%

For purposes of crediting Years of Service under the Schedule, Participants will be credited with Years of Service beginning with the year in which the Participant began participation in the Plan. A Disabled Participant will be credited with any Hours of Service with which he or she would have been credited but for the Disability.

     Section 5.2 Exceptions to Vesting Schedule. Company Contributions are fully vested upon a Participant's death prior to termination of employment, and upon a Change of Control as defined in Section 10.2. Participants who have attained Age 65 prior to the date on which they first became eligible to participate in the Plan and who have completed ten (10) Years of

Service are fully vested.  Participants who have attained Age 55
(but are less than Age 65) prior to the date on which they first became eligible to participate in the Plan and who have completed ten (10) Years of Service, vest according to the following formula:

      Years of Service since initial Plan eligibility date
 ---------------------------------------------------------------

   65 minus Participant's Age on initial Plan eligibility date


               ARTICLE 6  DISTRIBUTION OF BENEFITS

     Section 6.1 Payments After Termination of Employment. Payment of benefits to a Participant shall be made by the Company only upon the termination, voluntary or involuntary, of the Participant's employment with all Affiliates, except where a Participant is Disabled, or as provided by Section 6.7.

     Section 6.2 Form of Benefits Upon Retirement or Disability. Payments from the Account shall be made in accordance with the Standard Form of Benefit for Participants who terminate employment on or after Normal Retirement Date or Early Retirement Date or are Disabled. However, no less than 13 months prior to such termination of employment, the Participant may petition the Committee for, and the Committee may approve at such time, an optional form of benefit.

          Notwithstanding any other provisions of the Plan, a Participant who terminates employment on or after Normal Retirement Date or Early Retirement Date may, at any time before or after a Change in Control, as defined in Section 10.2, elect to receive an immediate lump-sum payment of the balance of said Participant's Account reduced by a penalty, which shall be forfeited to the Company, in lieu of payments in accordance with the Standard Form of Benefit or such optional form of benefit as may have previously been approved by the Committee under this
Section 6.2. The penalty shall be equal to ten percent (10%) of the balance of such Account if the election is made before a Change in Control and shall be equal to five percent (5%) of the balance of such Account if the election is made after a Change in Control. However, the penalty shall not apply if the Committee determines, based on advice of counsel or a final determination or ruling by the Internal Revenue Service or any court of competent jurisdiction, that by reason of the provisions of this paragraph any Participant has recognized or will recognize gross income for federal income tax purposes under this Plan in advance of payment to the Participant of Plan benefits. The Company shall notify all Participants of any such determination by the Committee and shall thereafter refund all penalties which were imposed hereunder in connection with any lump-sum payments made at any time during or after the first year to which the Committee's determination applies (i.e., the first year for which, by reasons of the provisions of this paragraph, gross income under this Plan is recognized for federal income tax purposes in advance of payment of benefits). Interest compounded annually shall be paid by the Company to the Participant (or the Participant's Beneficiary if the Participant is deceased) on any such refund from the date of the Company's payment of the lump sum at an annual rate set at the time of the refund by the Chief Financial Officer of the Company in his discretion, which rate shall not be less than the rate then payable on Investment Savings Accounts of $1,000 or less at Commerce Bank of Kansas City, N.A., Kansas City, Missouri, or any successor thereto. The Committee may also reduce or eliminate the penalty if it determines that the right to elect an immediate lump-sum payment under this paragraph, with the reduced penalty or with no penalty, as the case may be, will not cause any Participant to recognize gross income for federal income tax purposes under this Plan in advance of payment to the Participant of Plan benefits.

     Section 6.3 Form of Benefits Upon Resignation or Discharge. Upon a Participant's termination of employment with all Affiliates following a Change of Control, payments from the account shall be paid in a lump sum within ninety (90) days after date of the ter-mination of employment. If a Change of Control has not occurred, for Participants who terminate employment with all Affiliates before the Normal Retirement Date or the Early Retirement Date for reasons other than Disability or death, payments from the Account shall be in the form of (a) semimonthly payments over a three (3) year period for all Permissible Deferrals that satisfy a Completed Deferral Cycle, or (b) a lump sum for all Permissible Deferrals that do not satisfy a Completed Deferral Cycle.

     Section 6.4. Amount of Benefit. Except for distributions in the form of a lump sum, benefit payments shall be in the form of semimonthly cash installments paid during the applicable payment period. If the Participant elected the Common Stock crediting rate option for measuring the performance of the Account under Section 4.2 and such Participant receives benefits pursuant to Section 6.3, or if the Participant elected the fixed or variable crediting rate option for measuring the performance of the Account under Section 4.2, such installments shall be computed at the commencement of benefit payments based upon the balance in the Account at such time, together with an estimate of the gains to be credited to the Account during the payment period. Such estimated gains shall be calculated using an assumed interest rate equal to (a) nine percent (9%) per annum if the Participant elected the fixed rate investment option pursuant to Section 4.2; (b) five percent (5%) per annum if the Participant elected the variable rate investment option pursu-ant to Section 4.2; or (c) the annual interest rate set by the Chief Financial Officer of the Company in accordance with Section 4.4.1 if the Participant receives benefits pursuant to Section 6.3. If the Participant is not receiving benefits pursuant to Section 6.3 and has elected different crediting rates (fixed or variable) for separate Permissible Deferral elections, the estimated gains shall be calculated separately for each separate Account applicable to each such separate Permissible Deferral election.

     If benefit payments are computed in accordance with the immediately preceding paragraph and, at the end of 12 consecutive months after the date that benefit payments commence, or at the end of any subsequent 12-consecutive-month period, the actual crediting rate for such period is more than the assumed interest rate, the additional gain resulting from the difference shall be paid to the Participant in a single payment on or before the next December 31 following the end of such period. If, at the end of any such 12-consecutive-month period, the actual crediting rate for such period is less than the assumed interest rate, the amount of the reduced gain resulting from the difference shall be deducted from succeeding payments due to the Participant in such manner as the Committee shall determine.

     If the Participant elected the Common Stock crediting rate option for measuring the performance of the Account under Section
4.2 and such Participant does not receive benefits pursuant to
Section 6.3, the amount of each installment payment will be level during each 12-month period of the payment period, but will vary from year to year. The amount of each level payment for each 12-month period will be calculated using the balance in the Account at the beginning of the 12-month period and dividing it by the total periods remaining in the entire payment period. The benefit pay-ment shall be adjusted each subsequent 12-month period to reflect the value of the Account as of such time.

     Generally, the Account shall continue to be credited during the payment period with gains and losses as provided in Section
4.3.  However, if a Participant receives benefits pursuant to
Section 6.3, the Account shall be credited with gains and losses as provided in Section 4.4.1. Except as provided otherwise, if a Participant dies, Section 6.6 shall apply.

     Notwithstanding anything in this Plan to the contrary, the Committee may, in its sole discretion, increase or reduce any assumed interest rate set forth in this Section 6.4 and any such assumed interest rate, as so adjusted, shall be effective for calculating equal semimonthly installments for Participants whose benefit payments commence after the date of such adjustment.

     Section 6.5 Time of Payment. Generally, benefit payments to a Participant shall begin no later than six (6) months after termination of employment. In the case of a Disabled
Participant, benefits shall commence no later than six (6) months after the Participant's Early Retirement Date.

     A Participant may elect at the time of each Permissible Deferral election to defer commencement of the payment of benefits after termination of employment with respect to such Permissible Deferral election until the earlier of: (a) five (5) years after termination of employment; or (b) Age 70. If the Participant has made such an election, the Committee upon written petition of the Participant may begin benefit payments at an earlier time after termination if it determines that compelling reasons exist for such earlier payments.

     Section 6.6  Death Benefits.

          6.6.1 Death After Benefit Commencement. In the event a Participant dies after benefit payments have commenced (other than payments made pursuant to Section 6.7), the remaining benefit payments, if any, shall be paid to the Participant's Beneficiary in the same manner such benefits would have been paid to the Participant had the Participant survived. A Beneficiary may petition the Committee for an alternative method of payment. If such benefits were payable pursuant to Section 6.3, the Account shall continue to be credited during the payout period as provided in
     Section 4.4, except that, if such benefits were payable because of the Participant's termination of employment with all Affiliates following a Change of Control, the Account shall continue to be credited as provided in Section 4.3.
     If such benefits were payable pursuant to Section 6.2, the Account shall be credited from the date of the Participant's death at a rate set by the Chief Financial Officer of the Company in his discretion, which shall not be less than the rate then payable on Investment Savings Accounts of $1,000 or less at Commerce Bank of Kansas City, Missouri, N.A., or any successor thereto. If such benefits were payable pursuant to Section 6.2 to a Participant whose employment terminated on or after Normal Retirement Date or Early Retirement Date, the Participant's Beneficiary may make the election to receive an immediate lump-sum payment of the balance of said Participant's Account in accordance with the provisions of Section 6.2 and all provisions set forth therein relating to penalties shall apply to any such election.

          In addition, if a Participant dies on or after such Participant's Normal Retirement Date or Early Retirement Date after having retired, or after benefits have commenced because of the Participant's Disability, an annuity shall be paid to the Participant's surviving spouse, if any (to whom he has been married at least one (1) year prior to the date of death). The annuity shall be for the life of the Participant's surviving spouse with each semimonthly payment equal to fifty percent (50%) of the average amount which would have been payable to the Participant and his or her Beneficiary if, on the date benefits commenced, the Participant had received the Standard Form of Benefit payment. If the Participant's surviving spouse is more than thirty-six (36) months younger than the Participant, the survivor life annuity payable to such spouse shall be reduced by one-half of one percent (.5%) for each month the spouse is more than thirty-six (36) months younger than the Participant. Payment shall commence on the first day of the month following the later of (a) the Participant's death,
     (b) the completion of the death benefits under the first paragraph of this Section 6.6.1, or (c) fifteen (15) years from the date benefits commenced or would have commenced to the Participant.

          6.6.2 Death Prior to Benefit Commencement. In the event a Participant dies before benefit payments have commenced, the Company shall pay a pre-retirement death benefit to the Participant's Beneficiary. The amount of such pre-retirement death benefit is the greater of:

               (a)  the Participant's Account as of the
          date of the Participant's death annuitized over a ten-year period at an interest rate set by the Chief Financial Officer of the Company in his discretion, which shall not be less than the rate then payable on Investment
          Savings Accounts of $1,000 or less at
          Commerce Bank at Kansas City, Missouri, N.A.;
          or any successor thereto; or

               (b)  an annual benefit of twenty-five per-
          cent (25%) of the total deferrals and Company
          Contributions made as of the date of the Parti-cipant's death.

     The pre-retirement death benefit shall be paid semimonthly for a ten-year period. The Beneficiary may petition the Committee for an alternative method of payment. If the pre-retirement death benefit is computed pursuant to 6.6.2(a), the Account shall continue to be credited during the payment period at an interest rate set by the Chief Financial Officer of the Company in his discretion. which shall not be less than the rate then payable on Investment Savings Accounts of $1,000 or less at Commerce Bank of Kansas City, Missouri, N.A., or any successor thereto. Commencement of benefits under this Section 6.6.2 shall begin no later than six (6) months following the death of the Participant notwithstanding any election which the Participant may have made to defer benefits pursuant to Section 6.5.

          6.6.3 Marital Deduction. Any benefits which become payable under this Article 6 to the surviving spouse of a Participant shall be paid in a manner which will qualify such benefits for a marital deduction in the estate of a deceased Participant under the terms of Section 2056 of the Code, and unless specifically directed by a Participant to the contrary pursuant to an effective beneficiary designation, any portion of a Participant's death benefit payable to a surviving spouse which remains unpaid at the death of such spouse shall be paid to the spouse's estate.

          6.6.4 Designation by Participant. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. A beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new beneficiary designation form. The beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

          6.6.5 Failure to Designate Beneficiary. In the event there is no beneficiary designation on file with the Company, or all Beneficiaries designated by a Participant have prede-ceased the Participant, the benefits payable by reason of the death of the Participant shall be paid to the Participant's spouse, if living; if the Participant does not leave a surviving spouse, to the Participant's issue by right of representation; or, if there are no such issue then living, to the Participant's estate. In the event there are benefits remaining unpaid at the death of a sole Beneficiary and no successor Beneficiary has been designated, either by the Participant or the Participant's spouse pursuant to 6.6.3, the remaining balance of such benefit shall be paid to the deceased Beneficiary's estate; or, if the deceased Beneficiary is one of multiple concurrent Beneficiaries, such remaining benefits shall be paid proportionally to the surviving Beneficiaries.

     Section 6.7 Hardships. Upon the application of any Participant, the Committee, in accordance with its uniform, non-discriminatory policy, may permit such Participant to terminate future deferrals or to withdraw his total Account. A Participant must give a written petition of the termination of his or her Permissible Deferral election at least thirty (30) days prior to the next monthly (for Base Salary) or single sum (for Bonuses) deferral. A Participant must give a written petition of the intent to withdraw the Account at least sixty (60) days (or such shorter time as permitted by the Committee) prior to the date of with-drawal. No termination or withdrawal shall be made under the provisions of this Section except for the purpose of enabling a Participant to meet immediate needs created by a financial hard-ship for which the Participant does not have other reasonably available sources of funds as determined by the Committee in accordance with uniform rules. The term financial hardship shall include the need for funds to: meet uninsured medical expenses for the Participant or his dependents, meet a significant uninsured casualty loss for the Participant or his dependents, and meet other catastrophes of a "sudden and serious nature."

     If the Committee permits a termination of a Participant's Permissible Deferral election, the Participant shall be entitled to have the deferrals made pursuant to the Permissible Deferral election constitute a reduced Completed Deferral Cycle, provided the deferrals satisfy a minimum amount, as determined by the Committee. If the deferrals do not satisfy such a minimum amount, no termination of a Participant's Deferral election will be allowed without a withdrawal. The Committee may permit a withdrawal of any deferrals. If a withdrawal is permitted, a Participant's deferrals shall be credited at the lesser of (a) the amount as described in Section 4.2; or (b) an interest rate set by the Chief Financial Officer of the Company in his discretion, which shall not be less than the rate then payable on Investment Savings Accounts of $1,000 or less at Commerce Bank of Kansas City, Missouri, N.A., or any successor thereto. Withdrawals shall be distributed in the form of a lump sum as soon as is reasonably convenient.

     If a termination of deferrals or a withdrawal is made under this Section, the Participant may not enter into a new
Permissible Deferral election for two (2) complete Plan Years from the date of the termination or withdrawal.

     Section 6.8 Claims Procedure. The Committee shall notify a Participant in writing within ninety (90) days of the Participant's written application for benefits of his eligibility or non-eligibility for benefits under the Plan. If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth (a) the specific reasons for such denial, (b) a specific reference to the provision of the Plan on which the denial is based, (c) a description of any additional information or material necessary for the claimant to perfect his claim, and a description of why it is needed, and (d) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if the Participant believes that he is entitled to greater or different benefits, he shall have the opportunity to have his claim reviewed by the Committee by filing a petition for review with the Committee within sixty (60) days after receipt by him of the notice issued by the Committee. Said petition shall state the specific reasons the Participant believes he is entitled to benefits or greater or different benefits. Within sixty (60) days after receipt by the Committee of said petition, the Committee shall afford the Participant (and his counsel, if any) an opportunity to present his position to the Committee orally or in writing, and said Participant (or his counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within said sixty (60) day period, stating specifically the basis of said decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Committee, but notice of this deferral shall be given to the Participant.

     Section 6.9  Alternate Forms of Benefit Distribution.
Participants shall have the right to petition the Committee to request methods of benefit distribution other than those provided to Participants pursuant to this Article 6.

     Section 6.10 Distributions on Plan Termination. Notwith-standing anything in this Article 6 to the contrary, if the Plan is terminated, distributions shall be made in accordance with
Section 9.2.


                        ARTICLE 7  FUNDING

     Section 7.1 Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets or from an irrevocable trust established by the Company for that purpose. The Company may, but shall have no obligations to, make such advance provision for the payment of such benefit as the Board may from time to time consider appropriate.

     Section 7.2 No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.


              ARTICLE 8  ADMINISTRATION AND FINANCES

     Section 8.1 Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

     Section 8.2 Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers:

          (a)  to interpret the provisions of the Plan;

          (b)  to establish and revise the method of
     accounting for the Plan and to maintain the Accounts;
     and

          (c) to establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

Not in limitation, but in amplification of the foregoing and of the authority conferred upon the Committee in Section 8.1, the Company specifically intends that the Committee have the greatest permissible discretion to construe the terms of the Plan and to determine all questions concerning eligibility, participation and benefits. Any such decision made by the Committee is intended to be subject to the most deferential standard of judicial review. Such standard of review is not to be effected by any real or alleged conflict of interest on the part of the Company or any member of the Committee.

     Section 8.3 Actions of the Committee. Except as modified by the Company, all determinations, interpretations, rules, and decisions of the Committee shall be conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

     Section 8.4 Delegation. The Committee, or any officer designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

     Section 8.5 Reports and Records. The Committee and those to whom the Committee has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

              ARTICLE 9  AMENDMENTS AND TERMINATION

     Section 9.1 Amendments. The Company, by action of the Board, may amend the Plan, in whole or in part, at any time and from time to time. Any such amendment shall be filed with the Plan documents. No amendment, however, may be effective to eliminate or reduce the benefits of any retired Participant or the Beneficiary of any deceased Participant then eligible for benefits or the vested portion of the benefits, if any, in any active Participant's Account immediately before the effective date of such amendment, and each such Account will be credited to the date of such amendment in accordance with Section 4.2, whether or not such Account represents a Completed Deferral Cycle. Notwithstanding anything in this Section 9.1 to the contrary, the Committee may, in its discretion, amend the Plan to reduce the rates set forth in Section 4.2 effective for crediting of Accounts from the date of any such amendment. Notwithstanding anything in this Section 9.1 to the contrary, the Committee may, in its discretion, amend the Plan to reduce or eliminate the penalty described in Section 6.2 in accordance with the provisions of such Section 6.2, and amend the Plan to increase or reduce any assumed interest rate set forth in Section 6.4, in accordance with the provisions of such Section 6.4.

     Section 9.2 Termination. The Company expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time by action of the Board. In all events, the Plan will be terminated if the existence of a trust causes a federal court to hold that the Plan is "funded" for ERISA purposes, as defined in Section 2.02-4 of the Trust and appeals from that holding are no longer timely or have been exhausted, and the trust is therefore terminated with respect to the Plan. Upon termination of the Plan, all deferrals and Company Contributions will cease and no future deferrals or Company Contributions will be made. Termination of the Plan shall not operate to eliminate or reduce benefits of any retired Participant or the Beneficiary of any deceased Participant then eligible for benefits. Active Participants shall become vested in their accrued benefits to the extent and in the manner provided in Section 9.3 as of the effective date of such termination and each account of an active Participant shall be credited, to the date of distribution of all benefits in each such Account, in accordance with Section 4.2., as it may be amended from time to time pursuant to Section 9.1, whether or not it represents a Completed Deferral Cycle.

     If the Plan is terminated, payments from the Accounts of all Participants and Beneficiaries shall be made as soon as administratively convenient in the form of monthly payments over a five (5) year period; however, the Committee in its sole discretion may pay the benefits in a lump sum. Notwithstanding the preceding sentence, if the termination occurs because the Plan is held to be "funded" as described in the first paragraph of this Section 9.2, the distribution will be paid in a lump sum not later than ninety (90) days after such termination.

     Section 9.3  Accelerated Vesting.  Notwithstanding Article
5, upon termination of the Plan a Participant shall vest in Company Contributions according to the following schedule:

                                   Percentage of Company
     Years of Service              Contributions Vested
     ----------------                   -----------
      Less than 1                           None
          1                                  20%
          2                                  40%
          3                                  60%
          4                                  80%
      5 or more                             100%

Years of Service shall be credited in accordance with Section
5.1.


                  ARTICLE 10  ACCELERATED VESTING

     Section 10.1  Accelerated Vesting.  Notwithstanding Article
5, upon a Change of Control as defined in Section 10.2, a Participant shall be fully vested in Company Contributions.

     Section 10.2 Change in Control. A Change in Control for any Participant shall occur if there is a Change in Control of the Company as defined in Section 1.01-2 of the Trust or there is a Change in Control of a Participating Subsidiary, as defined in
Section 1.01-2 of the Trust, of the Participating Affiliate by whom the Participant is employed.


                     ARTICLE 11  MISCELLANEOUS

     Section 11.1 No Guarantee of Employment. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Permissible Deferral agreement with any Executive shall be deemed to be a contract of employment between the Company and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any Participant at any time, nor shall it give the Company the right to require any Participant to remain in its employ or to interfere with the Participant's right to terminate his employment at any time.

     Section 11.2 Individual Account Plan. If it is determined that the Plan is not an unfunded deferred compensation plan maintained primarily for a select group of management or highly compensated employees as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, then the Plan is intended to be an individual account plan (other than a money purchase plan) as described in Section 301(a)(8) of ERISA and the vesting schedule set forth in Article 5 shall be replaced by the vesting schedule in the then current H&R Block, Inc. Employee Profit Sharing Plan.

     Section 11.3 Release. Any payment of benefits to or for the benefit of a Participant or a Participant's Beneficiaries that is made in good faith by the Company in accordance with the Company's interpretation of its obligations hereunder, shall be in full satisfaction of all claims against the Company for benefits under this Plan to the extent of such payment.

     Section 11.4 Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand delivered or sent, postage prepaid, certified or registered mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand delivery or mailing.

     Section 11.5 Non-Alienation. No benefit payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind.

     Section 11.6 Tax Liability. The Company may direct the trustee of the Trust to withhold from any payment of benefits under the Plan such amounts as the Company determines are reasonably necessary to pay any taxes (and interest thereon) required to be withheld or for which the trustee of the Trust may become liable under applicable law. The Company may also direct the trustee of the Trust to forward to the appropriate taxing authority any amounts required to be paid by the Company or the Trust under the preceding sentence. Any amounts withheld pursuant to this Section 11.6 in excess of the amount of taxes due (and interest thereon) shall be paid to the Participant or Beneficiary upon final determination, as determined by the Company, of such amount. No interest shall be payable by the Company to any Participant or Beneficiary by reason of any amounts withheld pursuant to this Section 11.6.

     Section 11.7 Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

     Section 11.8 Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Missouri, except to the extent such laws are preempted by the laws of the United States of America.

               SCHEDULE A - MINIMUM ANNUAL DEFERRAL
                              Fixed
     -----------------------------------------------------
                                   Minimum Annual Deferral
     All ages                               $3,000

                             Variable
     -----------------------------------------------------
       Age                         Minimum Annual Deferral
     Up to 40                               $3,000
     41 -  50                                3,900
     51 -  60                                5,500
     60 -  65                                6,400
     66 -  70                                7,300

            SCHEDULE B - ANNUAL ADMINISTRATIVE CHARGES
                                        Annual Administrative
     Portfolio Gross Crediting Rate            Charge
     ------------------------------     ---------------------
          Up to 9.99%                          1.40%
          10.00% to 11.99%                     1.00%
          12.00% and above                     0.00%